Exhibit 10.33

CAMBREX CORPORATION
EXECUTIVE CASH INCENTIVE PLAN

This Executive Cash Incentive Plan (the “Plan”) has been established to advance the interests of Cambrex Corporation (the “Company”) by providing for the grant of Awards to eligible employees of the Company and its subsidiaries, including Awards intended to qualify for the performance-based compensation exemption (“Exempt Awards”) under Section 162(m) of the Internal Revenue Code of 1986, as amended (including the regulations thereunder, “Section 162(m)”).

I.           ADMINISTRATION

The Plan will be administered by the Committee and its delegates (the Committee and its delegates, to the extent of such delegation, being referred to herein as the “Administrator”); provided, that all determinations and other actions of the Administrator required by the performance-based compensation provisions of Section 162(m) to be made or taken by a “compensation committee” (as defined in Section 162(m)) will be made or taken hereunder directly by the Committee, and all references to the Administrator herein are to be construed accordingly.  For purposes of the Plan, “Committee” means the Compensation Committee of the Board of Directors of the Company, except that if any member of the Compensation Committee is not an “outside director” (as defined in Section 162(m)), “Committee” means a subcommittee of the Compensation Committee consisting solely of those Compensation Committee members who are “outside directors” as so defined.

The Administrator has the authority to interpret the Plan and Awards, to determine eligibility for Awards, to determine the terms of and the conditions applicable to any Award, and generally to do all things necessary to administer the Plan.  Any interpretation or decision by the Administrator with respect to the Plan or any Award will be final and conclusive as to all parties.

II.           ELIGIBILITY; PARTICIPANTS

Executive officers and other key employees of the Company or any of its subsidiaries are eligible to participate in the Plan.  The Administrator will select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”).  Participation with respect to one Award under the Plan will not entitle an individual to participate with respect to a subsequent Award or Awards, if any.

III.         GRANT OF AWARDS

The term “Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to a specified performance period consisting of the Company’s fiscal year or such other period as the Administrator may determine (each, a “Performance Period”).  A Participant who is granted an Award will be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied.  By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan.

For each Award the Administrator will establish the applicable Performance Criteria (as defined in Section IV below); any Performance Adjustment (as defined in Section IV below); the amount or range of amounts potentially payable under the Award; and any other Award terms and conditions that the Administrator deems appropriate, subject in each case to the terms of the Plan.  In the case of an Exempt Award the Administrator will complete these actions (the “Establishment of Terms”) by the Establishment Deadline and will not thereafter change the terms of the Exempt Award except to the extent contemplated by Section V below or as otherwise consistent with the performance-based compensation exemption rules of Section 162(m).  For purposes of the Plan, “Establishment Deadline” with respect to a Performance Period means the ninetieth (90th) day of the Performance Period or, if earlier, the last day of the period constituting the first quarter of the Performance Period.

IV.         PERFORMANCE CRITERIA

For purposes of the Plan, “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting or full enjoyment of an Award.  In determining whether a Performance Criterion has been satisfied, the Administrator will apply such Performance Adjustments, if any, as it has determined to be applicable in accordance with this Section IV.

A Performance Criterion and related targets need not be based upon an increase, a positive or improved result or avoidance of loss.  For Exempt Awards, a Performance Criterion must be an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): net earnings; earnings per share; net debt; sales growth; net income; operating profit (including net operating profit); return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow and free cash flow); earnings before or after taxes, interest, depreciation and/or amortization; share price (including, but not limited to growth measures and total shareholder return); expense targets; customer satisfaction; market share; economic value added; working capital; the formation of joint ventures or the completion of other corporate transactions; new product introduction and/or revenue related to new product introduction, or any combination of or a specified increase in any of the foregoing.

For Awards other than Exempt Awards, “Performance Adjustment” means any adjustment in a Performance Criterion or the measurement thereof that the Administrator determines to be appropriate to carry out the purposes of the Plan.  For Exempt Awards, “Performance Adjustment” means the establishment of a provision requiring, upon the future occurrence of one or more specified Triggering Events, an automatic adjustment in a Performance Criterion or the measurement thereof that reflects (in a manner and to an extent that are objectively determinable and are irrevocably established not later than the Establishment Deadline) the impact of such Triggering Event or Events.  For purposes of the Plan, “Triggering Event” means an objectively defined event – for example, a change in accounting standards or an acquisition or disposition affecting earnings by more than a specified percentage – the occurrence of which does not depend on the unilaterally exercised discretion of the Company.  It is intended that the only Performance Adjustments established with respect to an Exempt Award will be those that are consistent with the performance-based compensation provisions of Section 162(m).

V.          CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Administrator will determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied and, in the case of Exempt Awards, will take such steps as it determines to be sufficient to satisfy the related certification requirement under Section 162(m).  The Administrator will then determine the actual payment, if any, under each Award.  The actual payment under an Exempt Award may be less than (but in no event more than) the amount indicated by the certified level of achievement under the Award.  The actual payment under an Award other than an Exempt Award may be more or less than the amount indicated by the level of achievement under the Award.  In each case the Administrator’s discretionary determination, which may affect different Awards differently, will be binding on all parties.  Notwithstanding the foregoing, the Administrator may at any time and to such extent as it determines waive its discretionary adjustment authority under this Section V.

VI.         PAYMENT UNDER AWARDS

Except as otherwise determined by the Administrator or as otherwise provided in this Section VI, all payments under the Plan will be made, if at all, between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends; provided, that the Administrator may authorize elective deferrals of any Award payments in accordance with  the deferral rules of Section 409A of the Code and the regulations thereunder (“Section 409A”).  The Administrator may, but need not, provide that an Award payment will not be made unless the Participant has remained employed with the Company and its subsidiaries through the date of payment.  Any deferrals with respect to an Exempt Award will be subject to adjustment for notional interest or other notional earnings on a basis, determined by the Administrator, that is consistent with qualification of the Award as exempt performance-based compensation under Section 162(m).  Awards under the Plan are intended either to qualify for exemption from, or to comply with the requirements of, Section 409A, but neither the Company nor any affiliate, nor the Administrator, nor any person acting on behalf of the Company, any affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

VII.        PAYMENT LIMITS

The maximum amount payable to any person in any fiscal year of the Company under Exempt Awards will be $3 million, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section VI above, will be applied without regard to such deferral.

VIII.      TAX WITHHOLDING

All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.

IX.         AMENDMENT AND TERMINATION

The Committee may amend the Plan at any time and from time to time.  The Committee may at any time terminate the Plan.

X.          MISCELLANEOUS

Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case (i) to the extent provided by the Administrator, in connection with (A) a breach by the Participant of a non-competition, non-solicitation, confidentiality or similar covenant or agreement or (B) an overpayment to the Participant of incentive compensation based on inaccurate financial data, (ii) in accordance with any Company policy relating to recovery of erroneously-paid incentive compensation, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.  Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this paragraph at such time and in such manner as the Administrator will determine in its sole discretion and consistent with applicable law.  The Company will not be responsible for any adverse tax or other consequences to a Participant that may arise in connection with the application of this Section X.

No person will have any claim or right to be granted an Award, nor will the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its subsidiaries for that Performance Period or for any other period.  The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any subsidiary to the Participant.

In the case of an Exempt Award, the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for the exemption for performance-based compensation under Section 162(m), notwithstanding anything to the contrary in the Plan.